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                                                                      EXHIBIT 11


CMAC Investment Corporation
Schedule of Net Income Per Share


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                                                                    Quarter Ended June 30   Six Months Ended June 30
                                                                     1996          1995         1996        1995
                                                                     ----          ----         ----        ----

(In thousands, except per-share amounts and market prices)
Net income .......................................................   $15,271       $12,542      $29,698    $23,843
Preferred stock dividend adjustment ..............................      (825)         (825)      (1,650)    (1,650)
                                                                     -------       -------      -------    -------
Adjusted net income ..............................................   $14,446       $11,717      $28,048    $22,193

Average dilutive stock options outstanding .......................     770.0         763.7        762.3      763.7
Average exercise price per share .................................    $28.38        $24.26      $ 28.15    $ 24.26
Average market prices - primary basis ............................    $54.52       $ 40.75      $ 53.77    $ 37.61
Average market price - fully diluted basis .......................   $ 57.13       $ 43.38      $ 56.82    $ 40.36

Average common share outstanding .................................    11,168        11,052       11,156     11,027
Increase in shares due to exercise of options -primary basis .....       369           309          363        271
Increase in shares due to exercise of options -fully diluted basis       387           336          385        305

Adjusted shares outstanding - primary ............................    11,537        11,361       11,519     11,298
Adjusted shares outstanding - fully diluted ......................    11,555        11,388       11,541     11,332

Net income per share - primary and diluted .......................   $  1.25       $  1.03      $  2.43    $  1.96
                                                                     =======       =======      =======    =======
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